Exhibit 10.6

SUMMARY OF CHEVRON INCENTIVE PLAN AWARD CRITERIA
The Chevron Incentive Plan (“CIP”) is designed to recognize annual performance achievement. Annual operating and financial results weigh significantly into this assessment, along with demonstrated progress on key business initiatives. Individual leadership is also recognized through this award. The award is delivered as an annual cash bonus based on a percentage of each participant’s base salary. Participants include Chevron’s named executive officers (“NEOs”). The CIP award for years beginning January 1, 2021, is calculated as follows:

Corporate Performance Rating	X	Individual Bonus Component (salary x bonus percentage)
The Management Compensation Committee of the Board of Directors (the “Committee”) has capped the CIP award at 200 percent of target for each pay grade.
Corporate Performance Rating. After the end of the performance year, the Committee sets the Corporate Performance Rating. This rating reflects the Committee’s overall assessment of Chevron’s performance for that year, based on a range of measures used to evaluate performance against business plan (“Plan”) in four broad categories, which are weighted: financial results; capital management; operating and safety performance; and energy transition. When determining the Corporate Performance Rating, the Committee may apply discretion when assessing Chevron’s absolute performance against Plan and Chevron’s performance relative to competitors. The minimum Corporate Performance Rating is zero and the maximum is 200 percent.
Individual Bonus Component: The Individual Bonus Component is determined by multiplying a NEO’s salary by a bonus percentage, as determined by the Committee and described further below:
•Before the beginning of each performance year, for each NEO, the Committee establishes a target as a percentage of the NEO’s base salary, which is set with reference to target opportunities found across Chevron’s Oil Industry Peer Group. The Committee then establishes a bonus range, which for the 2021 performance year, the Committee set as 75 to 125 percent of the target. All CIP participants in the same salary grade have the same target and bonus range, which provides for internal equity and consistency.
•At the end of the performance period, the Committee determines the Individual Bonus Component for each NEO by selecting a percentage point within such NEO’s bonus range based on an assessment of individual performance. In making this assessment, the Committee uses its judgment in analyzing the individual performance of each NEO, including personal effort and initiative, business unit performance and the individual’s leadership impact on the enterprise. Under extraordinary circumstances, the bonus percentage may be adjusted upward or downward, including to zero percent, for a particular performance year for any CIP participant at the sole discretion of the Committee.
Chevron’s chief executive officer makes recommendations to the Committee as to the target and Individual Bonus Component for each of our other NEOs. The Committee makes a recommendation to the independent Directors of the Board of Directors as to the target and Individual Bonus Component for Chevron’s chief executive officer.
Additional information concerning the CIP, the annual CIP awards for each of Chevron’s NEOs and our Oil Industry Peer Group can be found in Chevron’s annual Proxy Statement.